EXHIBIT 10.37a

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT ( the “First Amendment”) is made as of the 18 day of November, 2004, between The United Illuminating Company, a Connecticut Corporation (the “Company”) and Anthony J. Vallillo (the “Executive”),

WITNESSETH THAT

WHEREAS, the Company previously entered into an amended and restated employment Agreement with the Executive dated as of January 26, 2004 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement by this First Amendment to reflect certain revisions to the supplemental executive retirement benefit provisions, tax savings provisions, and non-competition provisions of such Employment Agreement, and to make other minor clarifying revisions to the Employment Agreement;

NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:

1.            The first sentence of Section 1(b) of the Agreement is revised to read as follows:

The term of this Agreement shall be for a period commencing on the date hereof and ending on the second anniversary of the date hereof, unless this Agreement is earlier terminated as provided in Section 5 (the “Initial Term”).

2.            Section 4(g) of the Employment Agreement is hereby amended in its entirety to read as follows in recognition of Mr. Vallillo’s entitlement to certain early retirement subsidies in the calculation of his supplemental executive retirement benefit in the event he terminates and receives a lump sum distribution of his SERP prior to what would be his Normal Retirement Date:

(g)  Supplemental Executive Retirement Benefit. Upon termination of the Executive's employment with the Company and all affiliates other than for Cause (as defined in Section 5(b) of this Agreement), a supplemental retirement benefit shall be payable in accordance with the provisions of this Section (4)(g).  The annual supplemental retirement benefit, expressed in the form of a single life annuity beginning at the Executive's Normal Retirement Date as defined in The United Illuminating Company Pension Plan (the “Company's Pension Plan”), shall be the excess, if any, of (A) less (B), where (A) is 2.0% (.020) of the Executive's highest three-year average Total Compensation times his number of years of service as an employee of the Company (including any deemed service credited under this Agreement or the CIC Plan II) at termination (not to exceed thirty), and (B) is the benefit payable under the Company's Pension Plan expressed as a single life annuity commencing as of the Executive’s Normal Retirement Date.  For purposes of this Section, Total Compensation shall mean the Executive’s Base Salary, and any amount payable to the Executive as short-term incentive compensation pursuant to the Company’s annual executive incentive compensation plan.  Subject to the requirements of Section 6(f), distribution of the supplemental retirement benefit shall be made in the month of January following the Executive’s termination of service with the Company and its affiliates, but in no event earlier than six months following the Executive’s termination of service. The benefit provided in this Section 4(g) shall be paid in an actuarially equivalent lump sum equal to the present value of the immediate life annuity payable as of such distribution date, unless the Executive shall have elected at least 12 months in advance of such distribution date to commence distributions in one of the other actuarially equivalent forms of benefits permitted under the Company’s Pension Plan, in which case the commencement of the supplemental executive retirement benefit provided under this Section 4(g) shall be deferred, except in the case of termination due to death or disability, for a period of at least five years from the date on which such distribution otherwise would have been made. The provisions of this subsection are intended to comply with all laws applicable to the taxation of non-qualified deferred compensation, and the Company and Executive agree to revise this subsection as necessary or advisable from time to time in order to comply with changes in such laws. With the exception of the lump sum methodology noted above (i.e., the present value of an immediate annuity), the benefits payable under this Section 4(g) shall be calculated using the same definitions of actuarial equivalence, and the same early retirement reduction factors that are specified in the Pension Plan in the event that the Executive becomes entitled to payment of the supplemental retirement benefit prior to what would have been his Normal Retirement Date, except that, in the event that the Executive is credited with deemed years of service, the reductions shall be based on the Executive's service deemed as an employee of the Company.  If the form of payment provides for a death benefit, such benefit shall be payable to the Executive's estate, unless another beneficiary has been designated by the Executive.  If the Executive dies prior to the commencement of benefit payments, then the pre-retirement death benefit provisions of the Pension Plan shall apply to the supplemental retirement benefit payable pursuant to this Section (4)(g).

3.            Section 6(a) is hereby revised in its entirety to provide reference to ‘retirement’ as a condition upon which certain benefits will be paid:

(6)            CONSEQUENCES OF TERMINATION OR NON-RENEWAL.

(a) Termination on Death, Disability or Retirement; or by the Executive in the Absence of a Breach by the Company upon Adequate Notice.  If the Executive’s employment terminates by reason of the Executive’s death, or his total or partial physical or mental disability such that the Executive becomes entitled to long-term disability benefits under the Company’s long-term disability plan, or if the Executive retires on or after becoming eligible to retire under the terms of the Company’s Pension Plan, or terminates employment hereunder in the absence of a Breach by the Company upon ninety (90) days prior written notice, the

Company shall pay to the Executive or, in the event of death or disability, the Executive’s personal representative and/or spouse:

(i) the Executive’s Base Salary earned, but unpaid, as of the Date of Termination and Accrued Incentive Compensation (as defined in Section 4(b);

(ii) Stub-Period Incentive Compensation (as defined in Section 4(b)) earned, but unpaid, as of the Date of Termination, but only in the case of the Executive’s death, termination due to disability or retirement (as hereinbefore defined), and not in case of his voluntary termination other than on account of such retirement; plus

(iii) any amounts payable pursuant to (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), (4)(f) (accrued, but unpaid vacation or holidays) hereof, and (4)(g) (supplemental executive retirement benefits), plus

(iv) any benefits or amounts payable on account of the Executive’s (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements.

Pending a determination that the Executive is entitled to long-term disability benefits, the Executive’s short-term disability benefits shall be extended, as necessary at 50% of Base Salary, if his length of employment with the Company is of such short duration that his short term disability benefits would otherwise expire before his entitlement to long-term disability benefits is determined.

Upon payment of these amounts, the Company shall have no further obligation to the Executive, the Executive’s personal representative and/or spouse under this Agreement or on account of, or arising out of, the termination of the Executive’s employment.

4.            Sections 6(c)(iii) and 7(a)(iii) are hereby revised to read as follows:

(iii) any benefits or amounts payable on account of the Executive’s (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements; plus

5.            Section 6(c)(iv) is hereby revised to read as follows:

(iv) lump sum severance equal to two (2) times the sum of:

(1)  the Executive’s annual Base Salary rate in effect immediately prior to the Executive’s Date of Termination, as determined by the UIL Board’s most recent review of salary rates pursuant to Section 4(a); and

(2)   the short-term annual incentive compensation payment to which the Executive would be entitled, calculated as if he had been employed by the Company on the last day of the year of his Termination, and as if both personal goals and Company goals had been achieved ‘at target’ without pro-ration for the fact that the Executive was employed only a portion of such year. Except for the assumption that such goals shall have been achieved at target, personal and Company goals shall be defined and determined as set forth in Section 4(b) of this Agreement.

6.            Section 6(f) is revised to read as follow:

(f) Release.  All payments and obligations of the Company under Section (6), (7), (8) and (9) shall be conditioned upon the execution and delivery by Executive to the Company of a full and effective release by Executive of any liability of the Company and its Affiliates to Executive in form and substance reasonably satisfactory to the Company.

7.            Section 9 of the Employment Agreement is hereby revised to read in its entirety as follows:

(9)  GROSS UP FOR EXCISE TAX.

(a)            Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment made and benefits provided by the Company to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986 as amended (the “Code”) or any successor provision (the “Excise Tax”), the Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax, and any federal, state and local income and employment tax (including any Excise Tax imposed upon the Gross-Up Payment itself) shall be equal to the total amount of all payments and benefits to which the Executive would be entitled pursuant to this Agreement absent the Excise Tax, but net of all applicable federal, state and local taxes.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of state and local taxes.

(b)            The Gross-Up Payment, if any, shall be paid to the Executive or, at the discretion of the Company, directly to governmental authorities through tax withholding on the Executive’s behalf, as soon as practicable following the payment of the excess parachute payment, but in any event not later than 30 business days immediately following such payment; provided that any Gross-up Payment under this Section 9, including Section 9(d) shall be conditioned upon the Executive providing the release called for in Section 6(f) and complying with the confidentiality and non-compete provisions of this Agreement.

(c)            Subject to the provisions of Section 9(d), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel appointed by UIL Holdings Corporation (the "Tax Counsel"), which shall provide its determinations and any supporting calculations both to the Company and Executive within 10 business days of having made such determination. The Tax Counsel shall consult with the benefit consultants and counsel to UIL Holdings Corporation in determining which payments to, or for the benefit of, the Executive are to be deemed to be ‘parachute payments’ within the meaning of Section 280G(b)(2) of the Code. Any such determination by the Tax Counsel shall be final and binding upon the Company and Executive. All fees and expenses of the Tax Counsel (and, if applicable benefits consultants or other counsel) shall be borne solely by UIL Holdings Corporation.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Counsel hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company, should have been made ("Underpayment"). In the event that it is ultimately determined in accordance with the procedures set forth in Section 9(d) that the Executive is required to make a payment of Excise Tax, the Tax Counsel shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(d)            The Executive shall notify the Company and UIL Holdings Corporation in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of any, or any additional, Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company and UIL Holdings Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company and UIL Holdings Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim;

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(3) cooperate with the Company in good faith in order to contest such claim effectively; and

(4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(d), the Company shall have the right, with the consent of UIL Holdings Corporation, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)               If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8.            Section 11 of the Employment Agreement is hereby revised in its entirety to read as follows:

(11)  NON–COMPETITION

(a) The Executive agrees and covenants that, during the Term of this Agreement and for a period of twelve (12) months following the month during which the Executive ceases to be employed by the Company, the Executive will not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise:

(i) compete with the Company in the regional marketing of energy services related to the delivery or use, at retail, of electricity in Connecticut; or

(ii) directly or indirectly divert or attempt to divert from the Company or any Affiliate any business in which such entity has been actively engaged during the Term hereof, or in any way interfere with the relationships that the Company or any Affiliate has with its sources of supply or customers; or

(iii) directly or indirectly interfere or attempt to interfere with the relationship between the Company or any Affiliate and any of such entity’s employees,

unless the Company has granted prior written approval which may be withheld for any reason.

For purposes of this Section “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

Nothing in this Section shall be construed to prohibit the ownership by the Executive of less than five percent (5%) of any class of securities of any entity that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither the Executive, nor any group of persons including the Executive, in any way, directly or indirectly, manages or exercises control of such entity, guarantees any of its financial obligations, or otherwise takes any part in its business, other than through exercising the Executive’s rights as a shareholder.

As used in Sections 10-12, the term the “Company” shall mean The United Illuminating Company and any successor to, or acquirer of, the business or assets of the Company.

(b) The Executive acknowledges and agrees that, of the total payments and benefits to which he would be entitled under Sections 6(c) (termination of the Executive without cause), Section 6(d) (non-renewal) or 7 (termination in connection with a Change in Control) of this Agreement, as applicable, an amount equal to one (1) times his ‘Target Total  Remuneration’, as hereinafter defined, shall be deemed to be on account of, and paid as consideration for, the covenant not to compete provided in this Section. Executive acknowledges and agrees that 1/12 of the amount attributable to this covenant shall be paid out on a monthly basis during the 12 month period that this covenant is in force following his termination of service from the Company and its Affiliates, and that such amount shall be deducted from, and not be in addition to, the amounts otherwise payable under Section 6(c), 6(d) or 7 of this

Agreement, as applicable.  Target Total Remuneration shall be defined as the sum of the following components of the Executive’s remuneration as most recently approved by the Compensation and Executive Development Committee of the Board prior to the date of the Executive’s termination: (1) Base Salary, (2) target annual short-term incentive award, and (3) target annual long-term incentive award (but in no event more than the amount owed under Section 6(c), 6(d) or 7).  In the event that the Company determines that this covenant has been violated, no further payments shall be made under this Section, the Executive shall be obligated immediately to repay any amounts paid hereunder, and the Company shall have all of the rights and remedies provided under Section 13 of this Agreement.  Payments hereunder shall be subject to the rabbi trust deposit requirements of Section 8.

In the event that payments under the Change in Control Plan II would exceed those otherwise payable under this Agreement under Section 7 on account of a Change in Control, then such payments are expressly conditioned upon compliance with Section 11(a) and (b) of this Agreement and, of such Change in Control payments, an amount equal to one (1) times the Executive’s Target Total Remuneration shall be deemed to be on account of, and paid as consideration for, the covenant not to compete provided in this Section, and shall be paid ratably over the 12 month period hereinbefore provided.

9.            Section 13(b) is revised to read as follows:

(b) Effect Of Breach.  All payments and other benefits payable but not yet distributed to Executive under Sections (6), (7) (8) and (9) shall be forfeited and discontinued in the event that the Executive violates Sections (10) through (12) of this Agreement, or willfully engages in conduct which is materially injurious to the Company, monetarily or otherwise, all as determined in the sole discretion of the Company.

All of the other terms and conditions of the Employment Agreement shall remain in full force and effect.

                                            THE UNITED ILLUMINATING COMPANY

Attest:

/s/ Susan E. Allen	By	/s/ Nathanial D. Woodson
Susan E. Allen		Nathanial D. Woodson
UIL Vice President Investor Relations		Its Chief Executive Officer
Corporate Secretary & Assistant Treasurer

/s/ Anthony J. Vallillo
Anthony J. Vallillo